          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                                                    Exhibit 10.6



                    SPONSORED RESEARCH AND LICENSE AGREEMENT

                                     BETWEEN

                           CRITICAL THERAPEUTICS, INC.

                                       AND

               NORTH SHORE - LONG ISLAND JEWISH RESEARCH INSTITUTE

                                TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS..........................................................   1

         1.1.     "Affiliate"...................................................   1
         1.2.     "Effective Date"..............................................   2
         1.3.     "Field".......................................................   2
         1.4.     "First Commercial Sale".......................................   2
         1.5.     "License Term"................................................   2
         1.6.     "Net Sales"...................................................   2
         1.7.     "NS Know-How".................................................   2
         1.8.     "NS Valid Patent Claim".......................................   2
         1.9.     "Other NS Technology".........................................   3
         1.10.    "Product(s)"..................................................   3
         1.11.    "Research Plan"...............................................   3
         1.12.    "Research Steering Committee".................................   3
         1.13.    "Research Term"...............................................   3
         1.14.    "Research Year"...............................................   3
         1.15.    "Sponsored Technology"........................................   3
         1.16.    "Territory"...................................................   4

ARTICLE 2. SPONSORED RESEARCH...................................................   4

         2.1.     CTI Support...................................................   4
         2.2.     Research Steering Committee...................................   4
         2.3.     Conduct of the Sponsored Research.............................   5
         2.4.     Visit of Facilities...........................................   6

ARTICLE 3. LICENSE AND OPTION GRANTS............................................   6

         3.1.     License Grant.................................................   6
         3.2.     Option Grant..................................................   7
         3.3.     Retention of NS Rights........................................   7

ARTICLE 4. LICENSE CONSIDERATION, MILESTONES AND ROYALTIES......................   8

         4.1.     Issuance of Shares............................................   8
         4.2.     Vesting of Shares.............................................   9
         4.3.     Cash Payments.................................................   9
         4.4.     Royalties.....................................................  10
         4.5.     Sublicense Income.............................................  11
         4.6.     Milestone and Royalty Limitations.............................  11
ARTICLE 5. PATENTS..............................................................  12

         5.1.     CTI Authority.................................................  12
         5.2.     Patent Expenses...............................................  12
         5.3.     Right of NS to be Informed....................................  12
         5.4.     NS Rights.....................................................  12
         5.5.     Enforcement of NS Patent Rights...............................  13

ARTICLE 6. CONFIDENTIALITY AND PUBLICATION......................................  13

         6.1.     Non-Disclosure Obligations....................................  13
         6.2.     Release of Obligations........................................  13
         6.3.     Publications..................................................  14

ARTICLE 7. REPRESENTATIONS AND WARRANTIES.......................................  14

         7.1.     Authorization.................................................  14
         7.2.     License Warranty..............................................  14
         7.3.     Remedies......................................................  14
         7.4.     Further Representations of CTI................................  14
         7.5.     Further Representations of NS.................................  15

ARTICLE 8. TERM AND TERMINATION.................................................  16

         8.1.     Expiration....................................................  16
         8.2.     Termination for Cause.........................................  16
         8.3.     Effect of Termination.........................................  16

ARTICLE 9. INDEMNIFICATION AND INSURANCE........................................  16

         9.1.     Indemnity.....................................................  16
         9.2.     Insurance.....................................................  17

ARTICLE 10. MISCELLANEOUS.......................................................  17

         10.1.    Force Majeure.................................................  17
         10.2.    Assignment....................................................  17
         10.3.    Severability..................................................  18
         10.4.    Notices.......................................................  18
         10.5.    Applicable Law................................................  18
         10.6.    Dispute Resolution............................................  19
         10.7.    Entire Agreement..............................................  19
         10.8.    Headings......................................................  19
         10.9.    Independent Contractors.......................................  19
         10.10.   Waiver........................................................  19
         10.11.   Counterparts..................................................  19
         10.12.   Use of Names..................................................  20

                    SPONSORED RESEARCH AND LICENSE AGREEMENT

         This Sponsored Research and License Agreement (the "Research Agreement") is made between Critical Therapeutics, Inc. (formerly known as Medicept, Inc.), a Delaware corporation ("CTI") and North Shore - Long Island Jewish Research Institute, a New York non-profit corporation ("NS").

                                    RECITALS

         WHEREAS, CTI and NS desire to identify inhibitors and/or antagonists of High Mobility Group 1 Protein (HMG-1) and related proteins, including antibodies and fragments thereof, inhibitors and antagonists thereof; and

         WHEREAS, NS desires to receive research support from CTI relating to identifying such inhibitors and/or antagonists and to have CTI develop and commercialize products resulting from such research;

         WHEREAS, CTI is willing to sponsor such research at NS on the terms set forth herein; and

         WHEREAS, CTI desires to be licensed under such Sponsored Research and related technology of NS and NS is willing to license CTI on the terms set forth herein;

         NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, CTI and NS mutually agree as follows:

                             ARTICLE 1. DEFINITIONS

         For purposes of this Research Agreement, the terms defined in this Article shall have the meanings specified below:

         1.1. "Affiliate" shall mean any corporation or other entity which controls, is controlled by, or is under common control with a party to this Research Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

         1.2. "Effective Date" of this Research Agreement shall mean July 1,
2001.

         1.3. "Field" shall mean the therapeutic, prophylactic and/or diagnostic use of inhibitors and/or antagonists of HMG-1 and related proteins (that is, proteins that contain the HMG boxes), including, but not limited to, antibodies and fragments thereof, inhibitors and antagonists thereof.

         1.4. "First Commercial Sale" of any Product shall mean the first sale for use or consumption by the general public of such Product in a country.

         1.5. "License Term" shall mean the later of ten years from the First Commercial Sale for each Product or the last to expire of the NS Patent Rights covering each Product on a country-by-country basis.

         1.6. "Net Sales" shall mean the gross amount billed or invoiced and received by CTI or its Affiliates (but not sublicensees) for sale or other disposition of Product(s) to independent third parties, less the following: (i) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (ii) amounts repaid and credited by reason of rejection or return; and
(iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of the Product that is paid by or on behalf of CTI or its Affiliates. Net Sales will be determined from the books and records of CTI and its Affiliates maintained in accordance with generally accepted accounting principles, consistently applied.

         1.7. "NS Know-How" shall mean all Sponsored Technology which is not covered by an NS Valid Patent Claim.

         1.8. "NS Valid Patent Claim" shall mean either (a) a claim of an issued and unexpired patent included within the NS Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) a claim of any pending patent application included within the NS Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application.

         1.9. "Other NS Technology" shall mean any invention not included in Sponsored Technology and which relates to the Field that is invented or co-invented by Kevin T. Tracey, Ph.D., and/or any other employee(s) of NS under the direct supervision of Dr. Tracey and is owned or controlled by NS on the Effective Date of this Research Agreement or subsequently becomes owned or controlled by NS during the Research Term.

         1.10. "Product(s)" shall mean any product or service in the Field: (1) covered by an NS Valid Patent Claim; (2) made by a process covered by an NS Valid Patent Claim; or (3) the manufacture, use, practice or sale of which involves the use of Sponsored Technology.

         1.11. "Research Plan" shall mean the research program described in Attachment A hereto, as revised from time to time as provided for in this Research Agreement.

         1.12. "Research Steering Committee" shall mean the joint committee composed of representatives of CTI and NS described in Article 2.2 of this Research Agreement.

         1.13. "Research Term" shall mean the two-year period starting on the first day of the month following the Effective Date of this Research Agreement and any extension of this period mutually agreed upon by CTI and NS.

         1.14. "Research Year" shall mean each twelve-month period of the Research Term with the first Research Year beginning on the first day of the month following the Effective Date of this Research Agreement.

         1.15. "Sponsored Technology" shall mean all information, data, know-how, materials (including biological materials), inventions (whether patentable or not), software, models, screens, trade secrets, patents, patent applications and other intellectual property of any kind, whether patented or unpatented, in the Field, owned or controlled by NS during the term of this

Research Agreement and conceived, made, developed or acquired pursuant to the Research Plan. Sponsored Technology shall include, without limitation, (1) all patents and patent applications claiming any part of the Sponsored Technology and any continuations, continuations-in-part, divisionals, reissues, renewals, reexaminations, substitutions or extensions thereof, and any foreign counterparts thereof owned or controlled by NS (the "NS Patent Rights"), (2) all trade secrets, know-how and rights owned or controlled by NS and relating to Sponsored Technology, including any enhancements, updates, extensions and improvements thereof, and (3) all competitive assessments and market analyses by or for NS of related technology and intellectual property of third parties. Notwithstanding the foregoing, continuation-in-part applications licensed to CTI under that certain License Agreement between NS and CTI shall be excluded from Sponsored Technology under this Research Agreement.

         1.16. "Territory" shall mean the entire world.

                         ARTICLE 2. SPONSORED RESEARCH

         2.1. CTI Support. CTI agrees to financially support research at NS in the Field for the Research Term. The amount of CTI financial support shall be:

              First Research Year                   Two Hundred Thousand Dollars
                                                    ($200,000.00)

              Second Research Year                  Two Hundred Thousand Dollars
                                                    ($200,000.00)

              Subsequent Research Year(s)           To be mutually agreed upon.

CTI shall make payments of Fifty Thousand Dollars ($50,000.00) to NS in advance of the commencement of the Research Term and in advance of each three-month anniversary thereof.

         2.2. Research Steering Committee. A joint committee comprised of two
(2) named representatives of CTI and NS (the "Research Steering Committee") shall be appointed on or before the Effective Date and shall meet once each calendar quarter during the Research Term. Meetings shall be held within thirty
(30) days of the end of the preceding calendar quarter. Such meetings shall be at times and places agreed upon, or in such other form (e.g., telephone or video conference) as the members of the Research Steering Committee shall agree. At such meetings, the principal function of the Research Steering Committee shall be to discuss progress or lack thereof under the Research Plan, set future priorities thereunder, consider and make any necessary or desirable amendments to the Research Plan and determine whether any particular HMG-1 modulators should be recommended to CTI for consideration for development into Products. Members of the Research Steering Committee may be represented at any meeting by another member of the Research Steering Committee, or by a deputy. Any approval, determination or other action agreed to by all of the members of the Research Steering Committee or their deputies present at the relevant Research Steering Committee meeting shall be the approval, determination or other action of the Research Steering Committee, provided that at least two representatives of each party are present at such meeting.

         2.3. Conduct of the Sponsored Research. The conduct of the Sponsored Research shall be the primary responsibility of NS according to the Research Plan, with participation, as appropriate, by CTI. The Sponsored Research shall be conducted in good scientific manner, and in compliance with all applicable good laboratory practices, and applicable legal requirements, to attempt to achieve efficiently and expeditiously the objectives described in the Research Plan. NS shall proceed diligently with the work set out in the Research Plan using efforts consistent with NS's best research practices. Without limiting the generality of the foregoing:

            2.3.1. Use of Research Funding. NS shall apply the research funding it receives from CTI under this Research Agreement to conduct the research set forth in the Research Plan.

            2.3.2. Other Funding. During the Research Term, NS shall not accept research funding from any third-party, including the U.S. Government, except for funding from the National Institutes of Health, for any of the work described in the Research Plan without prior written approval from CTI, such approval not to be unreasonably withheld.

            2.3.3. Data. NS shall maintain records in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Research Plan (including all data in the form required to be maintained under applicable governmental regulations). Such records shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with the Research Plan. NS shall provide CTI with the right to inspect such records, and shall provide copies of all requested records, to the extent reasonably required by CTI. Further, NS will instruct all of its employees doing Sponsored Research to record their inventions in bound laboratory notebooks and to sign and date each notebook page and have it read, witnessed and signed by a scientific colleague who is not a co-inventor of the work described.

            2.3.4. Quarterly Reports. Within fourteen (14) days following the end of each calendar quarter, NS shall provide to the Research Steering Committee written reports which summarize in reasonable detail the work it has performed under the Research Plan during the preceding calendar quarter.

            2.3.5. Research Steering Committee Quarterly Reports. Within fourteen (14) days following each regular meeting of the Research Steering Committee held pursuant to the provisions of Section 2.2 hereof, the Research Steering Committee shall prepare and send to CTI a reasonably detailed written report which shall (a) comment on the reports received under Section 2.3.4 and forwarded to CTI with such comments and provide recommendations with respect to future research directions, (b) state any determination of the Research Steering Committee to recommend inhibitors and/or antagonists of HMG-1 or related proteins for further development by CTI and (c) state any determination of the Research Steering Committee to not proceed with further research or development of an inhibitor and/or antagonist and the reasons therefor.

         2.4. Visit of Facilities. Representatives of CTI may, upon reasonable notice and at times reasonably acceptable to NS, (a) visit the NS facilities where the Sponsored Research is being conducted, and (b) consult informally, during such visits, and by telephone at other times, with personnel of NS performing the Sponsored Research.

                      ARTICLE 3. LICENSE AND OPTION GRANTS

         3.1. License Grant. NS hereby grants to CTI and its Affiliates a royalty-bearing, sole and exclusive license in the Territory, with the right to sublicense, to make, have made, use, offer for sale, sell and/or import Product(s) under Sponsored Technology. CTI shall provide NS with a full and complete copy of any sublicense granted pursuant to this Research Agreement and any documents evidencing the consideration to be paid to CTI or its Affiliates relating to the grant of any such sublicense within thirty (30) days of execution thereof by CTI. CTI acknowledges and agrees that its exclusive license under any patent application and/or patent licensed hereunder is subject to the rights of any joint owners of such patent application and/or patent.

         3.2. Option Grant. NS additionally grants to CTI a first and sole option to acquire one or more licenses to Other NS Technology. NS shall promptly give notice to CTI of any invention included in Other NS Technology. Following such notice, at the option of CTI, CTI and NS shall enter into good-faith negotiations regarding the granting of a sole and exclusive license from NS to CTI of such Other NS Technology, to the extent that NS has the legal right to do so, such license to be granted upon mutually agreeable terms and conditions which are reasonable under the circumstances. If CTI and NS are unable to agree upon the terms of any such license, NS agrees not to grant any license during the Research Term to a third-party to such Other NS Technology upon different terms without having first offered such different terms to CTI. CTI shall have sixty (60) days in which to determine whether or not such terms are acceptable to it. If CTI fails to notify NS in writing within such sixty (60) days that CTI accepts such terms, CTI shall be deemed to have rejected such offer, and NS shall be free thereafter to enter into any such license or other disposition of such Other NS Technology for such purposes that it may wish to make to other parties on financial terms no more favorable to the other party or parties than those so rejected by CTI. If CTI notifies NS in writing within such sixty (60) days that CTI accepts the terms offered by NS, CTI shall be deemed to have entered into a binding license agreement with NS on terms and conditions offered by NS, and the parties shall thereafter promptly execute and deliver a separate confirmatory license agreement incorporating all such terms and any other terms and conditions in addition thereto, and not in conflict therewith, on which the parties may agree.

         3.3. Retention of NS Rights. Notwithstanding the exclusive rights granted to CTI pursuant to Article 3.1, NS shall retain the right to make and use Products in its own laboratories solely for non-commercial, scientific purposes and for continued non-commercial research.

           ARTICLE 4. LICENSE CONSIDERATION, MILESTONES AND ROYALTIES

         4.1. Issuance of Shares.

            4.1.1. Within sixty (60) days after the Effective Date, CTI shall issue and deliver to NS twenty-thousand (20,000) shares of CTI restricted, pre-split Common Stock. Five thousand (5,000) of such shares shall initially be vested, and the remaining fifteen thousand (15,000) shares shall initially be unvested but subject to vesting during the term of this Agreement as provided in
Section 4.2. The share numbers referred to in Articles 4.1 and 4.2 are based on the capitalization of CTI prior to the stock split referred to in Section 7.4.2 which is contemplated to occur around the Effective Date of this Research Agreement. Upon such stock split such share numbers will be appropriately adjusted.

            4.1.2. NS may not sell, assign, transfer, pledge, or grant a security interest in any unvested shares other than to an NS Affiliate; provided that it shall be a condition of any transfer of shares to an Affiliate that the transferee agree in writing with CTI to take such shares subject to the applicable restrictions of this Research Agreement.

            4.1.3. In the event that NS terminates this Research Agreement under
Section 8.2 due to material breach hereof by CTI, all then-unvested shares (except the 5,000 shares described in Section 4.2.1, if then-unvested) shall immediately become vested. In the event this Research Agreement and the License Agreement between CTI and NS both terminate for any other reason prior to all shares becoming vested, all then-unvested shares shall thereupon be forfeited and redeemed for no consideration payable to NS and NS shall return the certificate representing such unvested shares to CTI for cancellation.

            4.1.4. If after the Effective Date or the execution of this Research Agreement (as the case may be), and prior to the issuance and delivery of shares under Section 4.1.1, as a result of a merger, consolidation, sale of all or substantially all of the assets of CTI, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to the outstanding shares of Common Stock or other securities, the outstanding shares of Common Stock are increased or decreased, or are exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares of other securities are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment may be made in the number and kind of shares or other securities to be delivered to and vested in NS pursuant to Articles 4.1 and 4.2.

            4.1.5. All unvested shares (except the 5,000 shares described in Section 4.2.1, if then-unvested) shall become vested shares immediately upon any liquidation, dissolution or sale of CTI (including without limitation any sale of all or substantially all the assets of CTI and any merger or consolidation as a result of which the holders of CTI' s equity securities immediately prior to such merger or consolidation cease to hold at least a majority of the voting securities of the successor entity); provided, however, that such acceleration shall not occur if this Research Agreement and the License Agreement referred to in Article 4.1.3 are assumed by the acquiring or surviving entity without diminution of benefits to NS.

         4.2. Vesting of Shares. The initially-unvested shares issued under
Section 4.1.1 shall vest as follows, provided in each case that this Research Agreement has not then been terminated:

            4.2.1. Five-thousand (5,000) shares shall vest at such time as NS provides the Company with copies of documents evidencing that NS is rightfully designated as the only Applicant on Patent Cooperation Treaty Application Number [**] or other evidence that NS is the sole owner of the foreign patent rights for inventions described in U.S. Applications Serial Numbers [**] and [**], as provided in that certain License Agreement between CTI and NS.

            4.2.2. Five thousand (5,000) shares shall vest on the fifth (5th) anniversary of the Effective Date.

            4.2.3. Five thousand (5,000) shares shall vest on the sixth (6th) anniversary of the Effective Date.

         4.3. Cash Payments. Upon achieving the milestones specified herein, CTI shall pay to NS the following cash payments:

            (a) for Products covered by an NS Valid Patent Claim or made by a process covered by an NS Valid Patent Claim:

                (i) One Hundred Thousand Dollars ($100,000.00) upon [**] for the first Product covered by an NS Valid Patent Claim; and

                (ii) One Hundred Thousand Dollars ($100,000.00) upon [**] for each distinguishable Product covered by an NS Valid Patent
Claim;

            (b) for Products not covered by an NS Valid Patent Claim:

                (i) Fifth Thousand Dollars ($50,000.00) upon [**] for the first Product; and,

                (ii) Fifth Thousand Dollars ($50,000.00) upon [**] for each distinguishable Product.

         4.4. Royalties. CTI shall additionally pay to NS royalties in the following amounts:

            (a) [**] percent ([**]%) of Net Sales by CTI or its Affiliates for Products covered by an NS Valid Patent Claim or made by a process covered by an NS Valid Patent Claim; or

            (b) [**] percent ([**] %) of Net Sales by CTI or its Affiliates for Products not covered by an NS Valid Patent Claim.

            4.4.1. Royalty Reports and Payments. During the License Term and following the First Commercial Sale of a Product in each country in the Territory, CTI and its Affiliates shall furnish to NS quarterly reports within sixty (60) days of the end of each calendar quarter, showing, on a country-by-country basis, the gross sales of all Products sold by CTI and its Affiliates during the reporting period, the calculation of Net Sales from such gross sales, all consideration received by CTI and/or its Affiliates from sub-licensees in connection with the grant of any sub-licenses pursuant to this Agreement and the amount of any payments due to NS. Such quarterly reports shall be accompanied by payment of the royalty amount or other payments due for that calendar quarter. CTI and/or its Affiliates shall maintain complete and accurate books of account and records showing Net Sales and amounts received from sub-licensees. Such books and records shall be open to inspection, in confidence, by NS during usual business hours, by an independent certified public accountant to whom CTI has no reasonable objection, for two (2) years after the calendar year to which they pertain, for the purpose of verifying the accuracy of the payments made to NS pursuant to this Agreement. CTI and/or its

Affiliates shall use commercially reasonable efforts to require any sub-licensees hereunder to maintain such books and allow such inspection by NS and shall, on request, disclose such information to NS as part of such inspection. Inspection shall be at NS's sole expense, shall be reasonably limited to those matters related to the payment obligations under this Agreement, and shall be permitted no more than once per calendar year.

            4.4.2. One Royalty. Royalty payments pursuant to Article 4.4 shall be due only on the first sale or other disposition of Product(s) to an independent third party.

            4.4.3. Incorporation of Other Products. In the event that a Product is marketed as part of a bundle, system or kit that incorporates or includes other products, Net Sales will be computed using the average net selling price of the components when sold separately. If any Product is sold only as part of a bundle, system or kit and is not sold separately, then Net Sales will include only that part of such sale reasonably allocable to the Product. In making such allocation, primary consideration will be given to the added value provided by the Product as compared to the value of the bundle, system or kit if sold without it.

            4.4.4. Third-Party Licenses. In the event that CTI or its Affiliates licenses one or more technologies from third-parries in order to develop and market Product(s), the amount of royalty payments due to NS under Article 4.4 shall be reduced by an amount equal to [**] percent ([**]%) of the payments due to third-parties; provided, that in no event shall the royalty payments due to NS hereunder pursuant to Article 4.4(a) be reduced below [**] percent ([**]%) of Net Sales by CTI or its Affiliates, or, [**] percent ([**]%) in the case of royalties due under Article 4.4(b). This paragraph will not apply to any patents or patent applications issuing from U.S.S.N. [**].

         4.5. Sublicense Income. In the event that CTI or its Affiliates grants one or more sublicenses under Sponsored Technology, CTI shall pay or cause its Affiliates to pay, as the case may be, to NS an amount equal to [**] percent ([**]%) of all consideration in any form received by CTI and/or its Affiliates for the sublicense(s).

         4.6. Milestone and Royalty Limitations. Despite any provision to the contrary, CTI and its Affiliates shall not be liable under this Research Agreement for any cash milestone payments or royalty payments for any product for which milestone and/or royalty payments are due under that certain License Agreement between CTI and NS.

                               ARTICLE 5. PATENTS

         5.1. CTI Authority. CTI shall have primary responsibility for filing, prosecuting, issuing, maintaining and defending patent applications and patents claiming Sponsored Technology in the United States and worldwide, employing patent counsel of its choice. Initially, CTI's choice for patent counsel is the firm of Hamilton, Brook, Smith & Reynolds, P.C., Lexington, Massachusetts, for which NS grants its approval. If CTI decides to retain a different or additional patent counsel in the future, NS shall have the right to approve CTI's selection of a different or additional patent counsel, such approval not to be unreasonably withheld. Patent counsel selected by CTI shall treat NS as its client and the owner of patents and patent applications claiming Sponsored Research invented by NS employees.

         5.2. Patent Expenses. CTI agrees to bear the cost for all patent work performed pursuant to Article 5.1. Bills for such work may be rendered to NS, in which case CTI agrees to promptly reimburse NS for its expenses in this regard. Alternatively, for convenience, bills for work performed pursuant to Article 5.1 may be sent directly to CTI for payment, with a copy to NS.

         5.3. Right of NS to be Informed. For work performed by patent counsel selected by CTI pursuant to Article 5.1, such patent counsel shall keep NS apprised of the status of each of the patent applications and patents in the NS Patent Rights and will consult with NS concerning the prosecution of such patent applications. Such patent counsel will provide NS in a timely manner with copies of all documents related to the filing, prosecution, issuance, maintenance and/or defense of such applications or patents in the NS Patent Rights.

         5.4. NS Rights. If CTI decides to abandon any application for a patent claiming Sponsored Technology or declines to file and prosecute a patent application which could claim Sponsored Technology and which NS desires to have filed and prosecuted, it agrees to provide NS with sufficient notice to allow NS to assume filing and/or prosecution of that application. If NS does assume prosecution of such application, CTI shall no longer be licensed under that patent application.

         5.5. Enforcement of NS Patent Rights. If CTI or NS becomes aware of any actual or potential infringement of NS Patent Rights, it will notify the other party and CTI and NS will subsequently confer and agree about appropriate action against such actual or potential infringement. If it is decided to enforce NS Patent Rights against such infringement, CTI shall have the first right to do so and NS shall provide full cooperation at the expense of CTI. Any settlement or recovery received from any such proceeding shall be divided [**] percent ([**]%) to CTI and [**] percent ([**]%) to NS after CTI deducts from any such settlement or recovery its reasonable counsel fees and out-of-pocket expenses relative to any such legal proceeding. If CTI decides not to initiate legal proceedings against any such infringer, then NS shall have the right to initiate such legal proceedings. Any settlement or recovery received from any such proceeding shall be divided [**] percent ([**]%) to NS and [**] percent ([**]%) to CTI after NS deducts from any such settlement or recovery its reasonable counsel fees and out-of-pocket expenses relative to any such legal proceeding.

                   ARTICLE 6. CONFIDENTIALITY AND PUBLICATION

         6.1. Non-Disclosure Obligations. During the Research Term and for a period of ten (10) years thereafter, both parties shall maintain in confidence, and use only for purposes of this Research Agreement, confidential information and data received from the other party. Upon expiration or termination of this Research Agreement, all confidential information and data, and copies thereof will be returned to the transmitting party by the receiving party upon request of the transmitting party.

         6.2. Release of Obligations. The obligations under Artic1e 6.1 shall not apply to any information or data that:

            (a) is or becomes publicly available;

            (b) is disclosed to the receiving party by a third party that is not under an obligation to other party to this Research Agreement;

            (c) prior to disclosure to the other party, the receiving party was already in possession of the information or data; or,

            (d) was independently developed by the receiving party without breach of the obligations of Article 6.1.

         6.3. Publications. NS shall not publish any information generated in Sponsored Research without prior written approval from CTI after such information has been submitted to CTI at least thirty (30) days prior to the intended date of submission for publication. CTI shall not unreasonably withhold approval of such publication but does have the right to request delay of the submission for a maximum period of forty-five (45) days to allow for patent applications covering such information or data to be filed. Nothing herein contained shall preclude NS from making required reports or disclosures to the National Institutes of Health.

                   ARTICLE 7. REPRESENTATIONS AND WARRANTIES

         7.1. Authorization. Each party warrants and represents to the other that it has the legal right and power to enter into this Research Agreement, to fully perform its obligations hereunder, and that it has not made nor will it make any commitments to others in conflict with or in derogation of such rights or this Research Agreement. Except as otherwise disclosed, each party further represents to the other that it is not aware of any legal obstacles, including patent rights of others, which could prevent it from carrying out the provisions of this Research Agreement.

         7.2. License Warranty. In addition, NS warrants and represents that it has the legal right and power to grant the licenses granted to CTI under this Research Agreement.

         7.3. Remedies. The liability of NS for CTI's damages for any breach of the warranties and representations contained in this Article will be limited to reimbursement to CTI by NS of the total of all of the payments received by NS pursuant to this Research Agreement.

         7.4. Further Representations of CTI. CTI hereby additionally represents and warrants as follows:

            7.4.1. Organization and Standing. CTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. CTI is duly qualified to do business as a foreign corporation and is in good standing in the Commonwealth of Massachusetts and in every other jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial condition of CTI.

            7.4.2. Capitalization. Post the 5.11111 to 1 split planned for around the Effective Date of this Research Agreement, the authorized capital stock of CTI will consist of 18,850,000 shares of common stock, $0.001 par value per share (the "Common Stock"), of which 4,599,999 shares will be issued and outstanding, and 10,150,000 shares of Preferred Stock, $.001 par value per share, of which no shares will be issued and outstanding. All of the issued and outstanding shares of Common Stock will be duly authorized and validly issued and will be fully paid and non-assessable. All of the issued and outstanding shares of Common Stock have been offered, issued and sold by CTI in compliance with applicable Federal and state securities laws.

            7.4.3. Subsidiaries. CTI has no subsidiaries and does not own or control, directly or indirectly, any other corporation, association or business entity.

            7.4.4. Issuance of Shares. The issuance and delivery of the shares of Common Stock in accordance with Articles 4.1 and 4.2 of this Research Agreement have been duly authorized and such shares have been reserved for issuance, as the case may be, by all necessary corporate action on the part of CTI, and, when so issued, such shares will be validly issued, fully paid and non-assessable.

         7.5. Further Representations of NS. NS warrants and represents to CTI that: (a) NS is an "accredited investor" as that term is used in Rule 501(a) under the Securities Act in that NS is a corporation and/or an organization described in Section 501(c)(3) of the Internal Revenue Code with total assets in excess of $5,000,000; (b) NS is capable of evaluating the risks of owning shares of CTI' s Common Stock and understands that an investment in CTI involves substantial risk, possibly including the complete loss of the investment; (c) NS understands that the shares of CTI's Common Stock it will be issued under this Agreement have not been registered under the Securities Act of 1933 or any state securities or "blue sky" laws and that such shares cannot be resold or otherwise transferred unless registered under all applicable laws or unless an exemption from registration is available; and (d) NS is acquiring such shares for its own account for investment, and not with a view to, or for resale in connection with, the distribution thereof.

                         ARTICLE 8. TERM AND TERMINATION

         8.1. Expiration. Unless terminated earlier pursuant to Article 8.2 below, the term of sponsored research hereunder shall extend for the full Research Term and the licenses granted hereunder shall extend for the full License Tenn.

         8.2. Termination for Cause. Upon or after a breach of any material provision of this Research Agreement by a party (including non-timely payment of any payment due to NS hereunder), the non-breaching party may terminate this Research Agreement by giving the breaching party thirty (30) days notice in writing specifying the breach; providing, however, that such notice of termination shall not be effective: (1) if the breaching party cures the specified breach within such thirty (30) day period; or (2) if the specified breach is not reasonably curable within such thirty (30) day period, and the breaching party has commenced cure of such breach within the thirty (30) day period and thereafter has proceeded diligently to cure such breach within a reasonable time. This Agreement shall automatically terminate upon the termination of that certain License Agreement between CTI and NS.

         8.3. Effect of Termination. Expiration or termination of this Research Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Moreover, the provisions of Articles 6 and 7 shall survive the expiration or termination of this Research Agreement.

                    ARTICLE 9. INDEMNIFICATION AND INSURANCE

         9.1. Indemnity. CTI shall indemnify and hold NS harmless from and against any liability, losses, damages, claims, costs and expenses (including reasonable fees of attorneys and other professionals and court cost) arising from a product liability claim, action or cause of action related to the sale of Products or an act of infringement by CTI of a third party's patent, copyright or trademark in connection with the manufacture, use, sale, storage or advertising of Products except to the extent that such claims, demands, suits or causes of action are based upon gross negligence or willful malfeasance by NS (hereafter collectively called "Claim"). Subject to the terms and conditions of this Agreement, CTI will have the primary responsibility for defending against any Claim (whether arising under theories of negligence, strict liability, tort, product liability or otherwise and whether or not NS is named as a defendant in such claim, action or cause of action).

         9.2. Insurance. In accordance with the provisions of Article 9.1 above, CTI shall arrange for sufficient insurance and/or self-insurance coverage commencing no later than the First Commercial Sale and, if possible, will name NS as an additional insured.

                            ARTICLE 10. MISCELLANEOUS

         10.1. Force Majeure. Neither party shall be held liable or responsible to the other party or be deemed to have defaulted under or breached this Research Agreement for failure or delay in fulfilling or performing any term of this Research Agreement when such failure or delay is caused by or results from cases beyond the reasonable control of the affected party, including, but not limited to, fire, floods, embargos, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God, or acts, omissions or delays in acting by any Governmental authority for the other party.

         10.2. Assignment. This Research Agreement may not be assigned or otherwise transferred by either party without the written consent of the other party; provided, however, that CTI and its Affiliates may, without such consent, assign this Research Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business relating to HMG-1 inhibitors and antagonists (including that certain License Agreement between CTI and NS), or in the event of its merger or consolidation. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Research Agreement. NS shall have the right to sell, assign or otherwise transfer its entire right, title and interest to the patent applications and/or patents within NS Patent Rights to an NS Affiliate, provided the Affiliate assumes all of the obligations of NS hereunder. Otherwise, NS shall not sell, assign or otherwise transfer title or any portion thereof to any patent application or patent within the NS Patent Rights as long as exclusive licenses under that patent application and/or patent are still held by CTI without the prior written consent of CTI, which consent will not be unreasonably withheld.

         10.3. Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Research Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions, which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Research Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Research Agreement shall not affect the validity of this Research Agreement, as a whole, unless the invalid provisions are of such essential importance to this Research Agreement that it is to be reasonably assumed that the parties would not have entered into this Research Agreement without the invalid provisions.

         10.4. Notices. Any consent, notice or report required or permitted to be given or made under this Research Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

            If to CTI:  CRITICAL THERAPEUTICS, INC.
                        c/o HealthCare Ventures LLC
                        One Kendall Square, Building 300, Suite 329
                        Cambridge, Massachusetts 02139

                        Attention: Christopher K. Mirabelli, Ph.D., Acting
                                   President
                        Fax: (617) 252-4342
            If to NS:   NORTH SHORE - LONG ISLAND JEWISH RESEARCH INSTITUTE
                        350 Community Drive
                        Manhasset, New York 11030

                        Attention: Chief Executive Officer
                        Fax: (516) 562-1022

         10.5. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         10.6. Dispute Resolution. Any disputes arising between the parties relating to, arising out of or in any way connected with this Research Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after termination of this Research Agreement, shall be promptly presented to the President of CTI and the Chief Executive Officer of NS for resolution. If prompt resolution is not reached, the dispute may be submitted to the American Arbitration Association in New York, New York for non-binding mediation.

         10.7. Entire Agreement. This Research Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Research Agreement. This Research Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

         10.8. Headings. The captions to the several articles hereof are not a part of this Research Agreement, but are merely guides or labels to assist in locating and reading the several articles.

         10.9. Independent Contractors. It is expressly agreed that CTI and NS are independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither CTI nor NS shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

         10.10. Waiver. The waiver of either party hereof of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

         10.11. Counterparts. This Research Agreement may be executed in two counterparts, each of which shall be deemed an original, both of which together shall constitute one and the same instrument.

         10.12. Use of Names. NS and CTI (and its respective Affiliates) each shall not use the name of the other without prior written consent of the other, which shall not be unreasonably withheld, except if the use of such name is required by law, regulation or judicial order, in which event the party intending to use or using such name will promptly inform the other party of such required use.

IN WITNESS WHEREOF, the parties have executed this Research Agreement as of the date set forth below.

CRITICAL THERAPEUTICS, INC.                                  NORTH SHORE - LONG ISLAND JEWISH
                                                             RESEARCH INSTITUTE

By:      /s/ Howland S. Warren, Jr., M.D.                    By:      /s/ Nicholas Chiorazzi
   -----------------------------------------                    ----------------------------
Name:    Howland S. Warren, Jr., M.D.                        Name:    Nicholas Chiorazzi
Title:   Chairman of the Board                               Title:   Director and CEO
Date:    July 2, 2001                                        Date:    June 29, 2001




Agreed to and Accepted as of the Effective Date


By:     /s/ Kevin J. Tracey
   -----------------------------------
         Kevin J. Tracey, M.D.

                                  ATTACHMENT A

                                  RESEARCH PLAN

                                      [**]

Year 1

[**] (Year 1).

Labor                         Wang, Haichao                 [**]
                              Technician (TBN)
Fringe

Supplies                                                    [**]
Subtotal                                                    [**]
Indirect Costs                                              [**]
Total (annual)                                              [**]
Years Running                                               1 year
Total Cost to CTI (year 1)                                  [**]

Total Cost to CTI (years 1 and 2)                           [**]

Year 2

[**] (Year 2).

Labor                              Haichao, Wang                      [**]
                                   Technician (TBN)                   [**]
Fringe

Supplies                                                              [**]
Subtotal                                                              [**]
Indirect Costs
Total (Annual)                                                        [**]
Years Running                                                         1 year
Total Cost to CTI (Year 2)                                            [**]

                            FIRST AMENDMENT AGREEMENT

         This First Amendment Agreement is made effective July 1, 2003 by and between Critical Therapeutics, Inc., a Delaware corporation ("CTI") and North Shore-Long Island Jewish Research Institute, a New York non-profit corporation ("NS").

                                    RECITALS

         WHEREAS, CTI and NS are parties to a Sponsored Research and License Agreement (the "Research Agreement") having an Effective Date of July 1, 2001, pursuant to which CTI agreed to sponsor and has sponsored research at NS in the Field;

         WHEREAS, the Research Agreement provides for further research support by CTI at NS in the Field upon mutual agreement of the parties; and

         WHEREAS, CTI and NS now mutually desire to continue research support by CTI at NS in the Field;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Research Agreement, as follows:

1.       Section 1.11 is deleted and replaced with:

         1.11. "Research Plan" shall mean the research program described in Attachment A to the Research Agreement for the first two years of the Research Term and the research program described in Attachment A-I (attached hereto) for years three (3) through five (5) of the Research Term, as revised from time to time as provided for in this Research Agreement.

2.       Section 1.13 is deleted and replaced with:

         1.13. "Research Term" shall mean the five (5)-year period starting on the first day of the month following the Effective Date of this Research Agreement and any extension of this period mutually agreed upon by CTI and NS.

3.       Section 2.1 is deleted and replaced with:

         2.1. CTI Support. CTI agrees to financially support research at NS in the Field for the Research Term. The amount of CTI financial support shall be:

           First Research Year                           Two Hundred Thousand Dollars
                                                         ($200,000.00)

           Subsequent Research Year(s)                   To be mutually agreed upon.

CTI shall make payments of Fifty Thousand Dollars ($50,000.00) to NS in advance of the commencement of the Research Term and in advance of each three-month anniversary thereof.

4.       Section 8.4 is added, as follows:

         8.4 Notwithstanding any other provision of this Research Agreement, if Dr. Kevin J. Tracey ceases full-time employment at NS, or is otherwise unable to directly supervise the Sponsored Research hereunder, CTI shall have the right to terminate further financial support to NS pursuant to this Research Agreement upon ninety (90) days written notice to NS, provided however, that CTI shall reimburse NS for any non-cancelable monetary commitments made by NS prior to the notice of termination.

5. The amendments set forth above shall be deemed to be incorporated into the Research Agreement in full and to be an integral part thereof as though fully set forth therein. With the exception of the above amendments, all other provisions of the Research Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have entered into and executed this First Amendment Agreement on the dates set forth below.

CRITICAL THERAPEUTICS, INC.                                  NORTH SHORE - LONG ISLAND JEWISH
                                                             RESEARCH INSTITUTE

By:   /s/ Paul Rubin                                         By:  /s/ Robin D. Wittenstein
   -----------------------------------------                    --------------------------
Name:    Paul Rubin                                          Name:    Robin D. Wittenstein
Title:   CEO                                                 Title:   VP & COO

Date:    7/17/03                                             Date:    7/17/03




Agreed to and Accepted as of the Effective Date


By:     /s/ Kevin J. Tracey
   -----------------------------------
         Kevin J. Tracey, M.D.

Date:  7/28/03

                                 ATTACHMENT A-1



27 June 2003

HMGB1 RESEARCH PLAN FOR THE LABORATORY OF BIOMEDICAL SCIENCE (TRACEY LAB) UNDER THE SPONSORED RESEARCH AGREEMENT WITH CTI

                                      [**]

                                   EXHIBIT 3.4

    ACCOUNTING OF LICENSE REVENUES UNDER CTI LICENSE AS OF THE EXECUTION DATE

By way of clarification of Section 3.4, the Parties agree that MGH shall receive [**] Percent ([**]%) of all net License Revenues (that is, MGH shall be paid [**] Percent ([**]%) of that amount of License Revenues that is net of stipulated overhead and patent cost recovery), whether such License Revenues relate to specific claims of the Joint Inventions and Joint Patents or to the Other Patent Rights or both.

Received:  $100,000  gross License Revenues under the CTI License (the "Down
                     Payment" thereunder)

Less:      $[**]     ([**]% retained by North Shore as administrative overhead)

Net:       $[**]     North Shore      [**]%    $[**]    (+$[**] per above)

                     MGH                [**]%   $  [**]

End of Exhibit 3.4